Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Marker Therapeutics, Inc. on Form S-1 File No. 333-268979, on Form S-3, File No. 333-228059, No. 333-232122, No.333-258687, No. 333-283512, and No. 333-284233; and on Form S-8 File No. 333-223900, No. 333-228056, No.333-239136 and No. 333-266797 of our report dated March 31, 2025, relating to the financial statements of Marker Therapeutics, Inc. appearing in this Annual Report on Form 10-K of Marker Therapeutics, Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

Houston, TX

March 31, 2025